EXHIBIT 5

OPINION AND CONSENT OF ORRICK, HERRINGTON & SUTCLIFFE LLP

January 16, 2004

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, CA 95134-1706

Ladies and Gentlemen:

At your request, we are rendering this opinion in connection with the proposed issuance of up to an additional 100,000,000 shares of common stock (“Common Stock”) granted pursuant to the Cisco Systems, Inc. Employee Stock Purchase Plan (the “Plan”) of Cisco Systems, Inc., a California corporation (the “Company”).

We have examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on such examination, we are of the opinion that the 100,000,000 shares of Common Stock to be issued by the Company pursuant to the Plan have been validly authorized and, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to this Registration Statement on Form S-8. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of this Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP